                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 6)1

                        Hallmark Financial Services, Inc.
                        ---------------------------------
                                (Name of Issuer)

                Shares of Common Stock, Par Value $0.03 Per Share
                -------------------------------------------------
                         (Title of Class of Securities)

                                    40624Q104
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  May 25, 2006
                                  ------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

         Note.  Schedules  filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 11 Pages)

----------------------
1        The  remainder  of this cover page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information  required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

-----------------------                                  -----------------------
CUSIP No. 40624Q104                   13D                    Page 2 of 11 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS.OF ABOVE PERSONS (ENTITIES ONLY)

                    NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   67,520,362
  OWNED BY     -----------------------------------------------------------------
    EACH           8      SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               67,520,362
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    67,520,362
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    63.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 40624Q104                   13D                    Page 3 of 11 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS.OF ABOVE PERSONS (ENTITIES ONLY)

                    NEWCASTLE SPECIAL OPPORTUNITY FUND I, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   9,863,785
  OWNED BY     -----------------------------------------------------------------
    EACH           8      SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               9,863,785
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    9,863,785
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    9.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 40624Q104                   13D                    Page 4 of 11 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS.OF ABOVE PERSONS (ENTITIES ONLY)

                    NEWCASTLE SPECIAL OPPORTUNITY FUND II, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   9,785,187
  OWNED BY     -----------------------------------------------------------------
    EACH           8      SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               9,785,187
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    9,785,187
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    9.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 40624Q104                   13D                    Page 5 of 11 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS.OF ABOVE PERSONS (ENTITIES ONLY)

                    NEWCASTLE CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   87,169,334
  OWNED BY     -----------------------------------------------------------------
    EACH           8      SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               87,169,334
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    87,169,334
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    81.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 40624Q104                   13D                    Page 6 of 11 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    NEWCASTLE CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   87,169,334
  OWNED BY     -----------------------------------------------------------------
    EACH           8      SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               87,169,334
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    87,169,334
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    81.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 40624Q104                   13D                    Page 7 of 11 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO, PF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   87,462,259
  OWNED BY     -----------------------------------------------------------------
    EACH           8      SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               87,462,259
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    87,462,259
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    82.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 40624Q104                   13D                    Page 8 of 11 Pages
-----------------------                                  -----------------------

         The following  constitutes  Amendment No. 6 ("Amendment  No. 6") to the
Schedule 13D filed by the undersigned.  This Amendment No. 6 amends the Schedule
13D as specifically set forth herein.  Capitalized terms used without definition shall have the meanings given to such terms in the Schedule 13D.

         Item 3 is hereby amended to add the following:

         On May 25, 2006,  NSOF I delivered to the Issuer a notice of conversion with respect to the entire outstanding principal amount, plus accrued and unpaid interest thereon, of a promissory note, dated January 27, 2006, in the principal amount of $12,550,000,  issued by the Issuer to NSOF I (the "NSOF I Note"). NSOF
I was issued  9,863,785  shares of Common Stock of the Issuer in respect of such conversion.  Of such  shares,  9,804,687  shares  were  issued in respect of the conversion  of the entire  outstanding  principal  amount of the NSOF I Note and
59,098  shares  were issued in respect of the  conversion  of accrued and unpaid
interest   thereon.   Such  conversion  did  not  require  the  payment  of  any consideration on the part of NSOF I.

         On May 25, 2006, NSOF II delivered to the Issuer a notice of conversion with respect to the entire outstanding principal amount, plus accrued and unpaid interest thereon, of a promissory note, dated January 27, 2006, in the principal amount of $12,450,000,  issued by the Issuer to NSOF II (the "NSOF II Note" and, together with the NSOF I Note, the "Notes"). NSOF II was issued 9,785,187 shares of Common  Stock of the Issuer in respect of such  conversion.  Of such  shares,
9,726,562  shares  were  issued  in  respect  of the  conversion  of the  entire outstanding  principal  amount of the NSOF II Note and 58,625 shares were issued in respect of the  conversion  of accrued  and  unpaid  interest  thereon.  Such conversion did not require the payment of any  consideration on the part of NSOF
II.

         Item 4 is hereby amended to add the following:

         On May 25,  2006,  each of NSOF I and NSOF II delivered to the Issuer a notice of conversion  with respect to the  conversion of the entire  outstanding principal  amount,  and accrued and unpaid  interest  thereon,  of its Note into
9,863,785 and 9,785,187 shares of Common Stock of the Issuer,  respectively,  as more fully described in Item 3 above.

         Item 5(a)-(b) is hereby amended and restated to read as follows:

         (a) The aggregate  percentage of shares of Common Stock  reported to be owned by the  Reporting  Persons is based upon  106,558,619  shares  outstanding
(86,909,647  shares of Common Stock  reported by the Issuer to be outstanding as of May 12, 2006,  plus an aggregate of 19,648,972  shares of Common Stock issued to NSOF I and NSOF II upon conversion of the Notes).

         As of  the  filing  date  of  this  statement,  NP  beneficially  owned
67,520,362  shares  of Common  Stock,  representing  approximately  63.4% of the issued and outstanding Common Stock of the Issuer.

-----------------------                                  -----------------------
CUSIP No. 40624Q104                   13D                    Page 9 of 11 Pages
-----------------------                                  -----------------------

         NSOF  I   beneficially   owned   9,863,785   shares  of  Common  Stock,
representing  approximately  9.3% of the issued and outstanding  Common Stock of the Issuer.

         NSOF  II  beneficially   owned   9,785,187   shares  of  Common  Stock,
representing  approximately  9.2% of the issued and outstanding  Common Stock of the Issuer.

         NCM, as the  general  partner of each of NP, NSOF I and NSOF II, may be deemed to beneficially own the 67,520,362 shares, 9,863,785 shares and 9,785,187 shares  of  Common  Stock  beneficially  owned  by  NP,  NSOF  I  and  NSOF  II, respectively,  representing  approximately  81.8% of the issued and  outstanding
Common Stock of the Issuer.

         NCG,  as the  general  partner  of NCM,  which  in turn is the  general partner of each of NP,  NSOF I and NSOF II,  may also be deemed to  beneficially own the 67,520,362 shares, 9,863,785 shares and 9,785,187 shares of Common Stock beneficially  owned  by  NP,  NSOF I and  NSOF  II,  respectively,  representing approximately 81.8% of the issued and outstanding Common Stock of the Issuer.

         Mark  Schwarz,  as the managing  member of NCG, the general  partner of
NCM, which in turn is the general partner of each of NP, NSOF I and NSOF II, may also be deemed to beneficially own the 67,520,362  shares,  9,863,785 shares and
9,785,187 shares of Common Stock  beneficially  owned by NP, NSOF I and NSOF II, respectively,  which,  together  with the  292,925  shares of  Common  Stock Mr.
Schwarz  owns  directly,  represents  approximately  82.1%  of  the  issued  and outstanding Common Stock of the Issuer.

         NCM, NCG and Mr. Schwarz disclaim beneficial ownership of the shares of
Common Stock  beneficially owned by NP, NSOF I and NSOF II, except to the extent of their pecuniary interest therein.

         (b) By virtue of his  position  with NP,  NSOF I, NSOF II, NCM and NCG,
Mr. Schwarz has the sole power to vote and dispose of the shares of Common Stock reported in this statement.

         Item 5(c) is hereby amended to add the following:

         There were no  transactions  by the Reporting  Persons in the shares of
Common  Stock  during the past 60 days other than the  conversion  by NSOF I and
NSOF II of the Notes described herein.

-----------------------                                  -----------------------
CUSIP No. 40624Q104                   13D                    Page 10 of 11 Pages
-----------------------                                  -----------------------

                                   SIGNATURES

         After  reasonable  inquiry and to the best of my knowledge  and belief, the  undersigned  certify that the  information  set forth in this  statement is true, complete and correct.

Dated: June 5, 2006                      NEWCASTLE PARTNERS, L.P.

                                         By: Newcastle Capital Management, L.P.,
                                             its general partner
                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark Schwarz
                                             -----------------------------------
                                             Mark Schwarz, Managing Member

                                         NEWCASTLE SPECIAL OPPORTUNITY FUND I,
                                         L.P.

                                         By: Newcastle Capital Management, L.P.,
                                             its general partner
                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark Schwarz
                                             -----------------------------------
                                             Mark Schwarz, Managing Member

                                         NEWCASTLE SPECIAL OPPORTUNITY FUND II,
                                         L.P.

                                         By: Newcastle Capital Management, L.P.,
                                             its general partner
                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark Schwarz
                                             -----------------------------------
                                             Mark Schwarz, Managing Member

                                         NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark Schwarz
                                             -----------------------------------
                                             Mark Schwarz, Managing Member

-----------------------                                  -----------------------
CUSIP No. 40624Q104                   13D                    Page 11 of 11 Pages
-----------------------                                  -----------------------

                                         NEWCASTLE CAPITAL GROUP, L.L.C.

                                         By: /s/ Mark Schwarz
                                             -----------------------------------
                                             Mark Schwarz, Managing Member

                                          /s/ Mark Schwarz
                                         ---------------------------------------
                                         MARK SCHWARZ